Exhibit 99.1

KULR Introduces High Capacity Lithium Battery Packs for Commercial Drone Market

Company’s Customized Battery Pack Platform Targets the Global $127B Commercial Drone Market

SAN DIEGO / GLOBENEWSWIRE / April 21, 2021 / KULR Technology Group Inc. (OTCQB: KULR) (the "Company" or "KULR"), a leading developer of next-generation thermal management technologies, today announced the June 2021 launch of a new product line of high capacity lithium battery packs targeting the $127B commercial drone market, according to PricewaterhouseCoopers. The Company recently secured a global commercial drone manufacturer as a customer and expects to secure additional customers in the second half of 2021. The announcement is a first step in KULR’s overall strategy of targeting adjacent markets complimentary to the Company’s established battery safety and thermal management products. KULR intends to expand into additional e-mobility markets in the coming year.

KULR President and COO, Keith Cochran, commented, “As I previously shared when I joined, KULR would be building the organization to prepare for entry into mass production markets. As such, we hired a very experienced VP of Operations and announced our move into a facility with four times the manufacturing floor space.  These steps were taken in support of delivering the first of KULR’s EV Battery Pack platform. We targeted markets that are adjacent and complimentary to KULR’s established battery safety and thermal management products. The first market in our scope is commercial drones. However, we intend to expand rapidly into other markets. We are very excited to finally be able to share this news with our investors.”

Despite the tremendous potential that drones hold, their adoption rate is strongly affected by battery related safety risks as well as technology issues such as energy densities of batteries and most of all -- weight. KULR's energy efficient battery pack platform incorporates an inherently safe and lighter battery with advanced chemistry and thermal management technology. For drone makers, that means a drone can fly farther and longer on a single charge. KULR's technology is based on the Company's 30+ year history specializing in carbon based fiber materials applied to thermal management and battery safety. Additional smart battery features of the KULR drone battery pack include monitoring of battery state at the cell level and pack level, visible warning indicators, battery capacity indicators, balancing of charge control, anti-spark connectors, maintenance of battery condition history which is accessible via CAN/SMBus communication, and most importantly thermal runaway and battery fire mitigation.

The KULR team brings technologies and multi-decades of experience capable of solving today's problems in thermal management. In October 2020 the Consumer Product Safety Commission reported KULR’s design solutions could stop fires and explosions in lithium-ion battery packs, and provided additional insights on the future of safe battery technology.

KULR's initial drone battery pack platform will service the high performance market at a retail price between $450 to $550 US Dollars, with drone battery pack platforms servicing the mid to moderate performance markets expected to soon follow.

About KULR Technology Group Inc.

KULR Technology Group Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

KULR Technology Group Inc.

Main: (888) 367-5559

IR@KULRTechnology.com